EXHIBIT 99.1

Subsidiary:	Chemical Bank (f/k/a Chemical Bank and Trust Company)

Item 3 status:	Chemical Financial Corporation is a parent holding company.

Chemical Bank is a Bank as defined in Section 3(a)(6) of the Act.